Exhibit 99.1

October 20, 2023
Analysts: Tim Sedabres (timothy.sedabres@huntington.com), 952.745.2766
Media: Tracy Pesho (corpmedia@huntington.com), 216.206.1525

HUNTINGTON BANCSHARES INCORPORATED REPORTS 2023 THIRD-QUARTER EARNINGS
Q3 Results Highlighted by Sustained Core Deposit Growth, Expansion of CET1 Capital, and Strong Credit Quality

2023 Third-Quarter Highlights:
•Earnings per common share (EPS) for the quarter were $0.35, flat from the prior quarter, and were lower by $0.04 from the year-ago quarter. Excluding the after tax impact of Notable Items, adjusted earnings per common share were $0.36.
•Net interest income increased $22 million, or 2%, from the prior quarter, and decreased $36 million, or 3%, from the year-ago quarter.
•Pre-Provision Net Revenue (PPNR) decreased $4 million from the prior quarter to $798 million, and decreased $59 million, or 7%, from the year-ago quarter. Excluding Notable Items, adjusted PPNR increased $6 million, or 1%, from the prior quarter to $813 million, and decreased $54 million, or 6%, from the year-ago quarter.
•Cash and cash equivalents and available contingent borrowing capacity of $91 billion at September 30, 2023, representing 204% of uninsured deposits.
•Average total deposits increased $2.6 billion, or 2%, from the prior quarter and $2.1 billion, or 1%, from the year-ago quarter.
◦Ending total deposits increased $839 million, or 1%, from the prior quarter and $2.6 billion, or 2%, from the year-ago quarter.
◦Ending core deposits increased $1.3 billion, or 1%, from the prior quarter reflecting continued momentum in consumer deposit gathering and ongoing focus on acquiring and deepening primary bank relationships.
•Average total loans and leases decreased $561 million from the prior quarter to $120.8 billion, and increased $3.8 billion, or 3%, from the year-ago quarter.
◦Average total commercial loans and leases decreased $1.2 billion, or 2%, and average total consumer loans increased $677 million, or 1%, from the prior quarter.
•Net charge-offs of 0.24% of average total loans and leases for the quarter, below the through the cycle target range.
•Nonperforming asset ratio of 0.52%.
•Allowance for credit losses (ACL) of $2.4 billion, or 1.96%, of total loans and leases at quarter end.
•Common Equity Tier 1 (CET1) risk-based capital ratio increased 28 basis points to 10.10%, continuing the trend of capital expansion.

•Tangible common equity (TCE) ratio decreased 10 basis points from the prior quarter to 5.70%, and increased 38 basis points from a year ago.
•Huntington was ranked first nationally for SBA 7(a) loan originations by volume for the sixth year in a row for SBA fiscal year 2023 and the 15th year in a row that Huntington has been the largest originator, by volume, of SBA 7(a) loans within footprint.

COLUMBUS, Ohio – Huntington Bancshares Incorporated (Nasdaq: HBAN) reported net income for the 2023 third quarter of $547 million, or $0.35 per common share, a decrease of $47 million, or $0.04, from the year-ago quarter.
Return on average assets was 1.16%, return on average common equity was 12.4%, return on average tangible common equity (ROTCE) was 19.5%.
CEO Commentary:
"We are pleased to deliver third quarter results highlighted by our top tier return profile and continued expansion of common equity tier 1 capital, which we drove to above 10%,” said Steve Steinour, chairman, president, and CEO. “We remain focused on executing our growth strategy, and leveraging the strength of our balance sheet to continue serving customers across the company. In the third quarter, we delivered another sequential increase in core deposits, further bolstered our leading liquidity position, added to our top tier credit reserves, and continued our disciplined management of credit quality consistent with our aggregate moderate-to-low risk appetite.

“Huntington is exceptionally well-positioned to thrive as we manage through the dynamic environment. We continue to deliver on our strategy while taking actions to position the company for sustained growth in the years ahead.

“Finally, we were once again named as the number one SBA lender in the U.S. for the sixth consecutive year for SBA 7(a) loan originations by volume. We are committed to helping small businesses by providing access to capital to support their growth."

Table 1 – Earnings Performance Summary

	2023			2022
(in millions, except per share data)	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
Net income attributable to Huntington	$547	$559	$602	$645	$594
Diluted earnings per common share	0.35	0.35	0.39	0.42	0.39

Return on average assets	1.16%	1.18%	1.32%	1.41%	1.31%
Return on average common equity	12.4	12.7	14.6	16.0	13.9
Return on average tangible common equity	19.5	19.9	23.1	26.0	21.9
Net interest margin	3.20	3.11	3.40	3.52	3.42
Efficiency ratio	57.0	55.9	55.6	54.0	54.4

Tangible book value per common share	$7.12	$7.33	$7.32	$6.82	$6.40
Cash dividends declared per common share	0.155	0.155	0.155	0.155	0.155

Average earning assets	$170,948	$174,909	$169,112	$165,545	$164,024
Average loans and leases	120,784	121,345	120,420	118,907	116,964
Average core deposits	143,110	140,736	141,077	140,696	141,691

Tangible common equity / tangible assets ratio	5.70%	5.80%	5.77%	5.55%	5.32%
Common equity Tier 1 risk-based capital ratio	10.10	9.82	9.55	9.36	9.27

NCOs as a % of average loans and leases	0.24%	0.16%	0.19%	0.17%	0.15%
NAL ratio	0.49	0.42	0.44	0.48	0.51
ACL as a % of total loans and leases	1.96	1.93	1.90	1.90	1.89
Table 2 lists certain items that we believe are important to understanding corporate performance and trends (see Basis of Presentation). There were no Notable Items in the three months ended June 30, 2023.
Table 2 – Notable Items Influencing Earnings

		Pretax Impact (1)	After-tax Impact (1)
($ in millions, except per share)		Amount	Net Income	EPS (2)
Three Months Ended September 30, 2023			$547	$0.35
•	Staffing efficiencies and corporate real estate consolidation expense (3)	$(15)	$(12)	$(0.01)

Three Months Ended March 31, 2023			$602	$0.39
•	RPS sale (noninterest income)	$57	$44	$0.03
•	Voluntary retirement program and organizational realignment expense (noninterest expense) (4)	(42)	(34)	(0.02)

Three Months Ended September 30, 2022			$594	$0.39
•	Acquisition-related expenses (5)	$(10)	$(8)	$—
(1)Favorable (unfavorable) impact.
(2)EPS reflected on a fully diluted basis.
(3)Staffing efficiencies and corporate real estate consolidation expense includes $8 million of severance related expense recorded in personnel costs and $7 million of corporate real estate consolidation expense recorded in net occupancy expense.
(4)Voluntary retirement program ($36 million) and organizational realignment expense ($6 million).
(5)Includes TCF and Capstone acquisition-related expenses.

Net Interest Income, Net Interest Margin, and Average Balance Sheet
Table 3 – Net Interest Income and Net Interest Margin Performance Summary

	2023			2022
($ in millions)	Third	Second	First	Fourth	Third	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Net interest income	$1,368	$1,346	$1,409	$1,462	$1,404	2%	(3)%
FTE adjustment	11	11	9	9	8	—	38
Net interest income - FTE	1,379	1,357	1,418	1,471	1,412	2	(2)
Noninterest income	509	495	512	499	498	3	2
Total revenue - FTE	$1,888	$1,852	$1,930	$1,970	$1,910	2%	(1)%

	2023			2022
	Third	Second	First	Fourth	Third	Change (bp)
Yield / Cost	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Total earning assets	5.39%	5.13%	4.89%	4.46%	3.86%	26	153
Total loans and leases	5.76	5.51	5.27	4.86	4.28	25	148
Total securities	4.15	3.82	3.56	3.26	2.74	33	141
Total interest-bearing liabilities	2.88	2.66	2.02	1.31	0.64	22	224
Total interest-bearing deposits	2.45	2.06	1.52	0.88	0.35	39	210

Net interest rate spread	2.51	2.47	2.87	3.15	3.22	4	(71)
Impact of noninterest-bearing funds on margin	0.69	0.64	0.53	0.37	0.20	5	49
Net interest margin	3.20%	3.11%	3.40%	3.52%	3.42%	9	(22)
See Pages 8-9 of Quarterly Financial Supplement for additional detail.

Fully-taxable equivalent (FTE) net interest income for the 2023 third quarter decreased $33 million, or 2%, from the 2022 third quarter. The results primarily reflect a 22 basis point decrease in the net interest margin (NIM) to 3.20% and a $15.2 billion, or 13%, increase in average interest-bearing liabilities, partially offset by a $6.9 billion, or 4%, increase in average earning assets. The lower NIM was primarily driven by higher cost of funds and an increase in deposits held at the Federal Reserve Bank, partially offset by the higher rate environment driving an increase in loan and lease and investment security yields. The growth in average earning assets was primarily driven by higher cash balances and an increase in average loans and leases, partially offset by a decrease in average total securities. Net interest income in the 2023 third quarter included $6 million of net interest income from purchase accounting accretion, compared to $15 million in the 2022 third quarter.
Compared to the 2023 second quarter, FTE net interest income increased $22 million, or 2%, reflecting a 9 basis point increase in NIM and a decrease in average interest-bearing liabilities, partially offset by lower average earnings assets. The NIM increase was driven by higher loan and lease and investment security yields and lower deposits held at the Federal Reserve Bank, partially offset by higher cost of funds. Net interest income in the 2023 second quarter included $8 million of net interest income from purchase accounting accretion.

Table 4 – Average Earning Assets

	2023			2022
($ in billions)	Third	Second	First	Fourth	Third	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Commercial and industrial	$49.4	$50.2	$49.0	$47.5	$46.0	(1)%	7%
Commercial real estate	13.0	13.3	13.7	13.9	13.7	(3)	(5)
Lease financing	5.1	5.2	5.2	5.1	5.0	(2)	1
Total commercial	67.5	68.7	67.9	66.4	64.7	(2)	4
Residential mortgage	23.3	22.8	22.3	22.0	21.6	2	8
Automobile	12.7	12.9	13.2	13.3	13.5	(1)	(6)
Home equity	10.1	10.2	10.3	10.4	10.4	—	(3)
RV and marine	5.8	5.5	5.4	5.4	5.5	6	7
Other consumer	1.4	1.3	1.3	1.3	1.3	4	4
Total consumer	53.3	52.7	52.5	52.5	52.3	1	2
Total loans and leases	120.8	121.3	120.4	118.9	117.0	—	3
Total securities	40.0	41.7	41.9	41.1	42.6	(4)	(6)
Interest-bearing deposits at Federal Reserve Bank	9.3	11.1	6.1	4.6	3.2	(16)	190
Other earning assets	0.8	0.8	0.7	0.9	1.2	8	(32)
Total earning assets	$170.9	$174.9	$169.1	$165.5	$164.0	(2)%	4%
See Page 7 of Quarterly Financial Supplement for additional detail.

Average earning assets for the 2023 third quarter increased $6.9 billion, or 4%, from the year-ago quarter, primarily reflecting a $6.1 billion, or 190%, increase in deposits at Federal Reserve Bank and a $3.8 billion, or 3%, increase in average total loans and leases, partially offset by a $2.6 billion, or 6%, decrease in average securities. Average loan and lease balance increases were led by growth in average commercial loans and leases of $2.8 billion, or 4%, primarily driven by a $3.4 billion, or 7% increase in average commercial and industrial loans. Also, average consumer loans increased $1.0 billion, or 2%.
Compared to the 2023 second quarter, average earning assets decreased $4.0 billion primarily reflecting a $1.8 billion, or 16%, decrease in average deposits at Federal Reserve Bank, a $1.7 billion, or 4%, decrease in average securities, and a $561 million decrease in average total loans and leases. Average loan and lease balance decreases were primarily due to lower average commercial loans and leases of $1.2 billion, or 2%, reflecting seasonality as well as optimization initiatives focused on the highest return loan growth. Partially offsetting this decrease, average consumer loans increased $677 million, or 1%, primarily due to residential mortgage loan growth.

Table 5 – Liabilities

	2023			2022
	Third	Second	First	Fourth	Third	Change (%)
($ in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Average balances:
Demand deposits - noninterest-bearing	$32.8	$34.6	$37.5	$39.9	$42.1	(5)%	(22)%
Demand deposits - interest-bearing	39.8	39.7	40.7	42.7	42.1	0	(5)
Total demand deposits	72.6	74.3	78.2	82.6	84.2	(2)	(14)
Money market deposits	41.4	38.8	37.3	34.4	34.1	7	22
Savings and other domestic deposits	17.8	18.8	19.9	20.8	21.4	(6)	(17)
Core certificates of deposit	11.3	8.8	5.7	2.9	2.0	29	456
Total core deposits	143.1	140.7	141.1	140.7	141.7	2	1
Other domestic deposits of $250,000 or more	0.4	0.3	0.2	0.2	0.2	27	110
Negotiable CDs, brokered and other deposits	4.6	4.6	4.8	4.8	4.1	3	12
Total deposits	$148.1	$145.6	$146.1	$145.7	$146.0	2%	1%

Short-term borrowings	$0.9	$5.2	$4.4	$0.5	$2.6	(84)%	(67)%
Long-term debt	13.8	16.3	11.0	12.7	8.3	(15)	67
Total debt	$14.7	$21.5	$15.4	$13.2	$10.9	(32)%	35%

Total interest-bearing liabilities	$130.0	$132.5	$124.1	$119.0	$114.8	(2)%	13%

Period end balances:
Total core deposits	$144.2	$142.9	$140.4	$142.1	$141.6	1%	2%
Other deposits	4.7	5.1	4.9	5.8	4.7	(10)	0
Total deposits	$148.9	$148.0	$145.3	$147.9	$146.3	1%	2%
See Pages 6-7 of Quarterly Financial Supplement for additional detail.

Average total interest-bearing liabilities for the 2023 third quarter increased $15.2 billion, or 13%, from the year-ago quarter. Average total debt increased $3.8 billion, or 35%, driven by higher long-term Federal Home Loan Bank (FHLB) borrowings and new debt issuances reflecting actions taken as part of normal management of funding needs. Average total deposits increased $2.1 billion, while average total core deposits increased $1.4 billion, or 1%. The average total core deposit increase was driven by higher average consumer deposits of $4.6 billion, or 6%, partially offset by lower average commercial core deposits of $3.2 billion, or 5%.
Compared to the 2023 second quarter, average total interest-bearing liabilities decreased $2.5 billion, or 2%. Average total debt decreased $6.9 billion, or 32%, driven by lower long and short-term FHLB borrowings reflecting management of funding needs. Average total deposits increased $2.6 billion, and average total core deposits increased $2.4 billion. The average total core deposit increase was primarily driven by higher average consumer core deposits of $1.6 billion, or 2%, and higher average commercial core deposits of $766 million, or 1%.
Ending total deposits as of September 30, 2023 increased $2.6 billion, or 2%, compared to a year-ago. The increase was driven by a $6.3 billion, or 8%, increase in core consumer deposits, partially offset by a $3.8 billion, or 6%, decrease in core commercial deposits.
Compared to June 30, 2023, ending total deposits increased $839 million, or 1%. The increase was driven by a $1.4 billion, or 2%, increase in consumer core deposits, partially offset by a $498 million decrease in other deposits.

Noninterest Income
Table 6 – Noninterest Income

	2023			2022
	Third	Second	First	Fourth	Third	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Service charges on deposit accounts	$97	$87	$83	$89	$93	11%	4%
Card and payment processing income	103	102	93	96	96	1	7
Capital markets fees	49	57	59	83	73	(14)	(33)
Trust and investment management services	62	68	62	61	60	(9)	3
Mortgage banking income	27	33	26	25	26	(18)	4
Leasing revenue	32	25	26	35	29	28	10
Insurance income	31	30	34	31	28	3	11
Gain on sale of loans	2	8	3	2	15	(75)	(87)
Bank owned life insurance income	18	16	16	15	13	13	38
Net (losses) gains on sales of securities	—	(5)	1	—	—	100	—
Other noninterest income	88	74	109	62	65	19	35
Total noninterest income	$509	$495	$512	$499	$498	3%	2%

Impact of Notable Item:
RPS sale (other noninterest income)	$—	$—	$57	$—	$—	—	—
Total adjusted noninterest income (Non-GAAP)	$509	$495	$455	$499	$498	3%	2%
See Page 11 of Quarterly Financial Supplement for additional detail.

Reported total noninterest income for the 2023 third quarter increased $11 million, or 2%, from the year-ago quarter primarily reflecting higher other noninterest income driven by a $33 million increase from favorable mark-to-market on pay-fixed swaptions. Additional increases include card and payments processing of $7 million, or 7%, reflecting higher debit transaction revenue, bank owned life insurance income of $5 million, or 38%, and service charges on deposit accounts of $4 million, or 4%. Partially offsetting these increases was a decrease in capital markets fees of $24 million, or 33%, due to lower syndication fees and interest rate derivative fees. Additionally, gain on sale of loans decreased by $13 million, or 87%, primarily resulting from the strategic decision to retain SBA loans.
Total noninterest income increased $14 million, or 3%, to $509 million for the 2023 third quarter, compared to $495 million for the 2023 second quarter. The increase was primarily driven by a $15 million increase from favorable mark-to-market on pay-fixed swaptions. Additional increases include service charges on deposit accounts of $10 million, or 11%, driven by both commercial and consumer products and services, and leasing revenue of $7 million, or 28%, reflecting an increase on terminated leases. Partially offsetting these increases, capital market fees decreased $8 million, or 14%, due to lower interest rate derivative and foreign exchange fees, partially offset by higher advisory fees. Mortgage banking income decreased $6 million, or 18%, due to decreases in origination volume as well as lower saleable spreads. Gain on sale of loans decreased $6 million, or 75%, driven by lower loan sale activities.

Noninterest Expense
Table 7 – Noninterest Expense

	2023			2022
	Third	Second	First	Fourth	Third	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$622	$613	$649	$630	$614	1%	1%
Outside data processing and other services	149	148	151	147	145	1	3
Equipment	65	64	64	67	60	2	8
Net occupancy	67	54	60	61	63	24	6
Marketing	29	32	25	22	24	(9)	21
Professional services	27	21	16	21	18	29	50
Deposit and other insurance expense	25	23	20	14	15	9	67
Amortization of intangibles	12	13	13	13	13	(8)	(8)
Lease financing equipment depreciation	6	8	8	9	11	(25)	(45)
Other noninterest expense	88	74	80	93	90	19	(2)
Total noninterest expense	$1,090	$1,050	$1,086	$1,077	$1,053	4%	4%
(in thousands)
Average full-time equivalent employees	19.8	20.2	20.2	20.0	20.0	(2)%	(1)%

Table 8 - Impact of Notable Items

	2023			2022
	Third	Second	First	Fourth	Third
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Personnel costs	$8	$—	$42	$—	$1
Outside data processing and other services	—	—	—	2	2
Equipment	—	—	—	2	1
Net occupancy	7	—	—	10	6
Professional services	—	—	—	1	—
Total noninterest expense	$15	$—	$42	$15	$10
Table 9 - Adjusted Noninterest Expense (Non-GAAP)

	2023			2022
	Third	Second	First	Fourth	Third	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$614	$613	$607	$630	$613	0%	0%
Outside data processing and other services	149	148	151	145	143	1	4
Equipment	65	64	64	65	59	2	10
Net occupancy	60	54	60	51	57	11	5
Marketing	29	32	25	22	24	(9)	21
Professional services	27	21	16	20	18	29	50
Deposit and other insurance expense	25	23	20	14	15	9	67
Amortization of intangibles	12	13	13	13	13	(8)	(8)
Lease financing equipment depreciation	6	8	8	9	11	(25)	(45)
Other noninterest expense	88	74	80	93	90	19	(2)
Total adjusted noninterest expense	$1,075	$1,050	$1,044	$1,062	$1,043	2%	3%

Reported total noninterest expense for the 2023 third quarter increased $37 million, or 4%, from the year-ago quarter. Excluding the impact from Notable Items, noninterest expense increased $32 million, or 3%, primarily driven by higher deposit and other insurance expense of $10 million, or 67%, primarily due to the two basis point higher base assessment rate enacted for the industry at the beginning of the year, as well as balance sheet mix. Additionally, professional services expense increased by $9 million, or 50%, equipment expense increased by $6 million, or 10%, and outside data processing and other services increased by $6 million, or 4%.
Reported total noninterest expense increased $40 million, or 4%, from the 2023 second quarter. Excluding the impact from Notable Items, noninterest expense increased $25 million, or 2%, driven by an increase in net occupancy expense of $6 million, or 11%, including approximately $3 million of expenses related to the consolidation of 34 branch locations primarily expected to occur in the first quarter of 2024. Additionally, professional services expense was higher by $6 million, or 29%, and all other noninterest expense was higher by $14 million, or 19%, driven by numerous smaller increases including the benefit recorded in the second quarter from the gain on extinguishment of debt and higher franchise and other taxes in the third quarter.
Credit Quality
Table 10 – Credit Quality Metrics

	2023			2022
($ in millions)	September 30,	June 30,	March 31,	December 31,	September 30,
Total nonaccrual loans and leases	$592	$510	$533	$569	$602
Total other real estate, net	14	18	20	11	11
Other NPAs (1)	28	29	25	14	14
Total nonperforming assets	634	557	578	594	627
Accruing loans and leases past due 90+ days	163	169	185	207	223
NPAs + accruing loans & leases past due 90+ days	$797	$726	$763	$801	$850
NAL ratio (2)	0.49%	0.42%	0.44%	0.48%	0.51%
NPA ratio (3)	0.52	0.46	0.48	0.50	0.53
(NPAs+90 days)/(Loans+OREO)	0.66	0.60	0.63	0.67	0.72
Provision for credit losses	$99	$92	$85	$91	$106
Net charge-offs	73	49	57	50	44
Net charge-offs / Average total loans and leases	0.24%	0.16%	0.19%	0.17%	0.15%
Allowance for loans and lease losses (ALLL)	$2,208	$2,177	$2,142	$2,121	$2,110
Allowance for unfunded lending commitments	160	165	157	150	120
Allowance for credit losses (ACL)	$2,368	$2,342	$2,299	$2,271	$2,230
ALLL as a % of:
Total loans and leases	1.83%	1.80%	1.77%	1.77%	1.79%
NALs	373	427	402	373	351
NPAs	348	391	371	357	336
ACL as a % of:
Total loans and leases	1.96%	1.93%	1.90%	1.90%	1.89%
NALs	400	459	431	400	371
NPAs	373	420	398	382	355
(1)Other nonperforming assets include certain impaired securities and/or nonaccrual loans held-for-sale.
(2)Total NALs as a % of total loans and leases.
(3)Total NPAs as a % of sum of loans and leases, other real estate owned, and other NPAs.
See Pages 12-15 of Quarterly Financial Supplement for additional detail.

Nonperforming assets (NPAs) were $634 million, or 0.52%, of total loans and leases, OREO and other NPAs, compared to $627 million, or 0.53%, a year-ago. Nonaccrual loans and leases (NALs) were $592 million, or 0.49% of total loans and leases, compared to $602 million, or 0.51% of total loans and leases, a year-ago. On a linked quarter basis, NPAs increased $77 million, or 14%, and NALs increased $82 million, or 16%, driven by an increase in commercial NALs.
The provision for credit losses decreased $7 million year-over-year and increased $7 million quarter-over-quarter to $99 million in the 2023 third quarter. Net charge-offs (NCOs) increased $29 million year-over-year and increased $24 million quarter-over-quarter to $73 million. NCOs represented an annualized 0.24% of average loans and leases in the current quarter, up from 0.15% in the year-ago quarter and from 0.16% in the prior quarter. The increase in NCOs year-over-year reflects the continued normalization of net charge-offs. Commercial and consumer net charge-offs remained low at 0.27% and 0.21%, respectively, for the 2023 third quarter.
The allowance for loan and lease losses (ALLL) increased $98 million from the year-ago quarter to $2.2 billion, or 1.83%, and allowance for credit losses (ACL) increased by $138 million from the year-ago quarter to $2.4 billion, or 1.96% of total loans and leases, driven by a combination of loan and lease growth and increasing coverage levels that recognize the near-term recessionary risks. On a linked quarter basis, the ACL increased $26 million, resulting in the ACL coverage ratio increasing 3 basis points, to 1.96%.

Capital
Table 11 – Capital Ratios

	2023			2022
($ in billions)	September 30,	June 30,	March 31,	December 31,	September 30,
Tangible common equity / tangible assets ratio	5.70%	5.80%	5.77%	5.55%	5.32%
Common equity tier 1 risk-based capital ratio (1)	10.10	9.82	9.55	9.36	9.27
Regulatory Tier 1 risk-based capital ratio (1)	11.88	11.58	11.30	10.90	10.84
Regulatory Total risk-based capital ratio (1)	14.11	13.82	13.53	13.09	13.05
Total risk-weighted assets (1)	$140.7	$141.4	$142.3	$141.9	$138.8
(1)September 30, 2023 figures are estimated. Amounts are presented on a Basel III standardized approach basis for calculating risk-weighted assets. The capital ratios reflect Huntington’s 2020 election of a five-year transition to delay for two years the full impact of CECL on regulatory capital, followed by a three-year transition period. As of March 31, 2023, June 30, 2023, and September 30, 2023, 50% of the cumulative CECL deferral has been phased in. As of September 30, 2022, and December 31, 2022, 25% of the cumulative CECL deferral has been phased in.
See Page 16 of Quarterly Financial Supplement for additional detail.

The tangible common equity to tangible assets ratio was 5.70% at September 30, 2023, a decrease of 10 basis points from last quarter due primarily to accumulated other comprehensive income changes, partially offset by current period earnings and lower tangible assets. Common Equity Tier 1 (CET1) risk-based capital ratio was 10.10%, up from 9.82% from the prior quarter primarily due to current period earnings and a decline in risk-weighted assets.

Income Taxes
The provision for income taxes was $136 million in the 2023 third quarter compared to $134 million in the 2023 second quarter. The effective tax rate for the 2023 third quarter and 2023 second quarter were 19.7% and 19.3%, respectively.
At September 30, 2023, we had a net federal deferred tax asset of $570 million and a net state deferred tax asset of $108 million.

Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on October 20, 2023, at 9:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (877) 407-8029; Conference ID #13741301. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through October 28, 2023 at (877) 660-6853 or (201) 612-7415; conference ID #13741301.
Please see the 2023 Third Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found on the Investor Relations section of Huntington's website, http://www.huntington.com.
About Huntington
Huntington Bancshares Incorporated is a $187 billion asset regional bank holding company headquartered in Columbus, Ohio. Founded in 1866, The Huntington National Bank and its affiliates provide consumers, small and middle‐market businesses, corporations, municipalities, and other organizations with a comprehensive suite of banking, payments, wealth management, and risk management products and services. Huntington operates more than 1,000 branches in 11 states, with certain businesses operating in extended geographies. Visit Huntington.com for more information.
Caution regarding Forward-Looking Statements
The information contained or incorporated by reference in this Press Release on Form 8-K contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements, which are not historical facts and are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions; deterioration in business and economic conditions, including persistent inflation, supply chain issues or labor shortages, instability in global economic conditions and geopolitical matters, as well as volatility in financial markets; the impact of pandemics, including the COVID-19 pandemic and related variants and mutations, and their impact on the global economy and financial market conditions and our business, results of operations, and financial condition; the impacts related to or resulting from recent bank failures and other volatility, including potential increased regulatory requirements and costs, such as FDIC special assessments, long-term debt requirements and heightened capital requirements, and potential impacts to macroeconomic conditions, which could affect the ability of depository institutions, including us, to attract and retain depositors and to borrow or raise capital; unexpected outflows of uninsured deposits which may require us to sell investment securities at a loss; rising interest rates which could negatively impact the value of our portfolio of investment securities; the loss of value of our investment portfolio which could negatively impact market perceptions of us and could lead to deposit withdrawals; the effects of social media on market perceptions of us and banks generally; cybersecurity risks; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve; volatility and disruptions in global capital and credit markets; movements in interest rates; transition away from LIBOR; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services including those implementing our “Fair Play” banking philosophy; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB; and other factors that may affect the future results of Huntington. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, which are on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of Huntington’s website http://www.huntington.com, under the heading “Publications and Filings” and in other documents Huntington files with the SEC.
All forward-looking statements speak only as of the date they are made and are based on information available at that time. Huntington does not assume any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Basis of Presentation

Use of Non-GAAP Financial Measures
This document contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, the financial supplement, conference call slides, or the Form 8-K related to this document, all of which can be found in the Investor Relations section of Huntington’s website, http://www.huntington.com.

Annualized Data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully-Taxable Equivalent Interest Income and Net Interest Margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities, and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Rounding
Please note that columns of data in this document may not add due to rounding.

Notable Items
From time to time, revenue, expenses, or taxes are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at that time to be infrequent or short term in nature. We refer to such items as “Notable Items.” Management believes it is useful to consider certain financial metrics with and without Notable Items, in order to enable a better understanding of company results, increase comparability of period-to-period results, and to evaluate and forecast those results.